Exhibit 3.2

ROSS MILLER
Secretary of State	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number
204 North Carson Street, Ste 1		20090067550-54
Carson City, Nevada 89701-4299		Filing Date and Time
(775) 684 5708		01/26/2009 2:00 PM
Website: www.nvsos.gov		Entity Number
C6344-1990

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

America West Resources, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV - Capital Stock: The aggregate number of shares which this Corporation shall have authority to issue is: Three Hundred Million (300,000,000) shares of $0.0001 par value each, which shares shall be designated "Common Stock"; and Two Million Five Hundred Thousand (2,500,000) shares, of $0.0001 par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as other provided by the Articles of Incorporation of the Nevada Business Corporation Act. (more amendments are on the attached page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:   53.9%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After Revised' 7-1-08

CERTIFICATE OF AMENDMENT

2.

The articles have been amended as follows (provide article numbers, if available):

(continued from page 1)

Article XIV - Control Share Acquisitions: The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

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